NEWS RELEASE
FOR IMMEDIATE RELEASE

Avient Announces Fourth-Quarter and Full-Year 2025 Results;
Initiates Full-Year 2026 Financial Guidance

•Fourth quarter sales increased 2% to $761 million and full-year sales increased 1% to $3,260 million; foreign exchange had a favorable sales impact of 3% on the fourth quarter and 1% for the full year

•Fourth quarter and full-year GAAP EPS of $0.18 and $0.89 compared to $0.52 and $1.84 in the prior year

•Fourth quarter adjusted EPS of $0.56 represents 14% growth over the prior year quarter primarily driven by organic sales growth in the Specialty Engineered Materials segment and company-wide productivity initiatives

•2025 full-year adjusted EPS of $2.82 represents an increase of 6% over the prior year, driven by adjusted EBITDA margin expansion of 50 bps to 16.7% and lower interest expense

•Strong operating cash flow generation of $302 million for the full-year 2025 supported debt repayment of $150 million during the year

•2026 full-year adjusted EPS expected to range from $2.93 to $3.17; representing 4% to 12% growth over 2025

CLEVELAND – February 12, 2026 – Avient Corporation (NYSE: AVNT), an innovator of materials solutions, today announced its fourth quarter and full-year results for 2025. Fourth quarter and full-year GAAP earnings per share (EPS) were $0.18 and $0.89, compared to $0.52 and $1.84 in the prior year, respectively.

The company noted that full-year 2025 GAAP EPS includes special items of $1.27 (see attachment 3) and $0.66 of intangible amortization expense (see attachment 1). Full-year 2025 adjusted EPS was $2.82 compared to $2.66 in the prior year.

“I am pleased with our team's strong execution, which helped us deliver 14% year-over-year growth in adjusted EPS for the fourth quarter. Our focus on driving profitable mix and productivity helped expand adjusted EBITDA margins in the quarter by 80 basis points to 15.5%," said Dr. Ashish Khandpur, Chairman, President and Chief Executive Officer, Avient Corporation.

Commenting on full year 2025 results, Dr. Khandpur, said, “We delivered adjusted EPS of $2.82, within the initial range of $2.70 and $2.94 projected at the beginning of the year amid an ongoing volatile macroeconomic backdrop in 2025. Our team remained steadfast in its focus on delivering value for our customers while reducing costs through productivity measures, and on preserving and prioritizing the use of cash. We also bolstered our innovation pipeline and continued to invest surgically in our prioritized growth areas, in alignment with our strategy. All these measures enabled 50 basis points of adjusted EBITDA margin expansion for the full year, strengthened our balance sheet through debt reduction, and advanced our company strategy."

2026 Outlook

“Demand conditions are expected to remain mixed as we start 2026, and while we are optimistic for improving macro trends, we are not relying on it to deliver earnings growth. We expect the carryover impact of our 2025 initiatives and continued focus on productivity and cash preservation to enable earnings growth in 2026, should the demand environment not improve," said Jamie Beggs, Senior Vice President and Chief Financial Officer, Avient Corporation.

“We are projecting first quarter adjusted EPS to be $0.81, which reflects 7% growth over the prior year quarter," added Ms. Beggs. "Our full-year forecast for 2026 is an adjusted EBITDA range of $555 to $585 million, representing 2% to 7% growth, and adjusted EPS range of $2.93 to $3.17, representing 4% to 12% growth. We also expect to deliver free cash flow in excess of $200 million in 2026. This free cash flow, combined with our strong balance sheet cash position, will provide us with greater flexibility for cash deployment in the future," said Ms. Beggs.

Dr. Khandpur added, “As I close out my second full year with Avient, I'm very pleased with the progress our team has made to execute our strategy. We have now delivered two consecutive years of adjusted EPS growth and adjusted EBITDA margin expansion, while consistently improving our balance sheet leverage. Continued momentum and investments in our prioritized high profit portfolios, a much richer and differentiated innovation pipeline, focus on productivity, along with a relatively optimistic demand outlook, provide us with confidence to continue our earnings and margin growth trajectory into 2026."

Webcast Details

Avient will provide additional details on its 2025 fourth quarter and full-year results, as well as its 2026 full-year outlook during its webcast scheduled for 8:00 a.m. Eastern Time on February 12, 2026.

The webcast can be viewed live at avient.com/investors, or by clicking on the webcast link here. Conference call participants in the question and answer session should pre-register using the link at avient.com/investors, or here, to receive the dial-in number and personal PIN. This information is required to access the conference call. The question and answer session will follow the company’s presentation and prepared remarks.

A recording of the webcast and the slide presentation will be available at avient.com/investors/events-presentations immediately following the conference call and will be accessible for one year.

Non-GAAP Financial Measures

The Company uses both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures include organic performance (which excludes the impact of foreign exchange), adjusted EPS, adjusted operating income, adjusted EBITDA, adjusted EBITDA margins, free cash flow and adjusted free cash flow. Avient's chief operating decision maker uses these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment and to allocate resources.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures, such as adjusted EPS, adjusted EBITDA and free cash flow, to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to provide a meaningful or accurate calculation or estimation of reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, environmental remediation costs and associated recoveries, mark-to-market adjustments on pension and other post-retirement obligations, acquisition-related charges, and other non-routine costs. Each of such adjustments has not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

To access Avient’s news library online, please visit www.avient.com/news.

About Avient

Our purpose at Avient Corporation (NYSE: AVNT) is to be an innovator of materials solutions that help our customers succeed, while enabling a sustainable world. Our local touch and customer engagement, combined with our global presence, allows us to serve customers with agility. We harness the collective strength of more than 9,000 employees worldwide to collaborate and build on each other's ideas. In doing so, we innovate solutions that help our customers overcome their challenges or capitalize on opportunities provided by the fast-changing world and secular trends. Our expanding portfolio of offerings includes colorants, advanced composites, functional additives, engineered materials, and Dyneema®, the world’s strongest fiber™. By intersecting our broad portfolio of technologies with the product roadmaps of our customers, we help create differentiated and high-performance products that make the world better and more sustainable. Visit www.avient.com to learn more.

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: disruptions, uncertainty or volatility in the global credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the effect on foreign operations of currency fluctuations, tariffs and other political, economic and regulatory risks; disruptions or inefficiencies in our supply chain, logistics, or operations; changes in laws and regulations in jurisdictions where we conduct business, including with respect to plastics and climate change; changes to foreign trade policy, including new or increased tariffs and changing import/export regulation; fluctuations in raw material prices, quality and supply, and in energy prices and supply; demand for our products and services; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; information systems failures, cybersecurity breaches and cyberattacks; our ability to service our indebtedness and restrictions on our current and future operations due to our indebtedness; amounts for cash and non-cash charges related to restructuring plans that may differ from original estimates, including because of timing changes associated with the underlying actions; and other factors affecting our business beyond our control, including without limitation, changes in the general economy, changes in interest rates, changes in the rate of inflation, geopolitical conflicts and any recessionary conditions. The above list of factors is not exhaustive.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

Investor Relations Contact:
Giuseppe (Joe) Di Salvo
Vice President, Treasurer and Investor Relations
Avient Corporation
+1 440-930-1921
giuseppe.disalvo@avient.com

Attachment 1
Avient Corporation
Summary of Condensed Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

Senior management uses comparisons of adjusted net income attributable to Avient common shareholders and diluted adjusted earnings per share (EPS) attributable to Avient common shareholders, excluding special items, to assess performance and facilitate comparability of results. Further, as a result of Avient's strategic shift to an innovator of materials solutions, it has completed several acquisitions and divestitures which have resulted in a significant amount of intangible asset amortization. Management excludes intangible asset amortization from adjusted EPS as it believes excluding acquired intangible asset amortization is a useful measure of current period earnings per share. Senior management believes these measures are useful to investors because they allow for comparison to Avient's performance in prior periods without the effect of items that, by their nature, tend to obscure Avient's operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. See Attachment 3 for a definition and summary of special items.

	Three Months Ended December 31,
	2025		2024
Reconciliation to Condensed Consolidated Statements of Income	$	EPS(1)	$	EPS(1)

Net income attributable to Avient common shareholders	$16.9	$0.18	$48.3	$0.52
Special items, after-tax (Attachment 3)	19.3	0.21	(18.0)	(0.20)
Amortization expense, after-tax	15.1	0.17	14.8	0.17
Adjusted net income / EPS	$51.3	$0.56	$45.1	$0.49
(1) Per share amounts may not recalculate from figures presented herein due to rounding

	Year Ended December 31,
	2025		2024
Reconciliation to Condensed Consolidated Statements of Income	$	EPS(1)	$	EPS(1)

Net income attributable to Avient common shareholders	$81.9	$0.89	$169.5	$1.84
Special items, after-tax (Attachment 3)	116.4	1.27	15.9	0.17
Amortization expense, after-tax	60.7	0.66	59.5	0.65
Adjusted net income / EPS	$259.0	$2.82	$244.9	$2.66

(1) Per share amounts may not recalculate from figures presented herein due to rounding

Attachment 2
Avient Corporation
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Sales	$760.6	$746.5	$3,260.2	$3,240.4
Cost of sales	531.0	487.0	2,244.6	2,183.7
Gross margin	229.6	259.5	1,015.6	1,056.7
Selling and administrative expense	190.0	173.9	812.1	727.4
Operating income	39.6	85.6	203.5	329.3
Interest expense, net	(22.8)	(25.5)	(98.6)	(105.6)
Other income, net	7.7	3.2	6.8	1.1
Income before income taxes	24.5	63.3	111.7	224.8
Income tax expense	(7.3)	(14.8)	(28.1)	(54.1)
Net income	17.2	48.5	83.6	170.7
Net income attributable to noncontrolling interests	(0.3)	(0.2)	(1.7)	(1.2)
Net income attributable to Avient common shareholders	$16.9	$48.3	$81.9	$169.5

Earnings per share attributable to Avient common shareholders - Basic:	$0.18	$0.53	$0.90	$1.86
Earnings per share attributable to Avient common shareholders - Diluted:	$0.18	$0.52	$0.89	$1.84

Cash dividends declared per share of common stock	$0.2750	$0.2700	$1.0850	$1.0425

Weighted-average shares used to compute earnings per common share:
Basic	91.6	91.4	91.5	91.3
Diluted	91.8	92.2	91.8	92.0

Attachment 3
Avient Corporation
Summary of Special Items (Unaudited)
(In millions, except per share data)

Special items (1)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cost of sales:
Restructuring costs, including accelerated depreciation	$(12.5)	$(4.6)	$(21.2)	$1.0
Environmental remediation costs	(3.9)	(6.8)	(23.4)	(35.0)
Reimbursement of previously incurred environmental costs	—	34.7	2.0	34.7
Impact on cost of sales	(16.4)	23.3	(42.6)	0.7

Selling and administrative expense:
Restructuring and employee separation costs	(15.4)	(2.6)	(27.2)	(9.2)
Legal and other	(1.6)	(0.3)	(3.2)	(10.4)
Cloud-based enterprise resource planning system impairment	—	—	(86.3)	—
Acquisition related costs	—	—	—	(2.5)
Impact on selling and administrative expense	(17.0)	(2.9)	(116.7)	(22.1)

Impact on operating income	(33.4)	20.4	(159.3)	(21.4)

Interest expense, net - financing costs	—	—	(2.0)	(2.3)

Pension and post retirement mark-to-market adjustments and other	9.1	3.5	9.1	3.6
Impact on other income, net	9.1	3.5	9.1	3.6

Impact on income before income taxes	(24.3)	23.9	(152.2)	(20.1)
Income tax benefit (expense) on above special items	4.3	(5.8)	35.1	6.1
Tax adjustments(2)	0.9	(0.1)	0.9	(1.9)
Noncontrolling interest activity	$(0.2)	$—	$(0.2)	$—
Impact of special items on net income	$(19.3)	$18.0	$(116.4)	$(15.9)

Diluted earnings per common share impact	$(0.21)	$0.20	$(1.27)	$(0.17)

Weighted average shares used to compute adjusted earnings per share:
Diluted	91.8	92.2	91.8	92.0

(1) Special items include charges related to specific strategic initiatives or financial restructuring such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures; employee separation costs resulting from personnel reduction programs, plant realignment costs, executive separation agreements; asset impairments; settlement gains or losses and mark-to-market adjustments associated with gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

(2) Tax adjustments include the net tax impact from non-recurring income tax items and certain adjustments to uncertain tax position reserves and valuation allowances.

Attachment 4
Avient Corporation
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	Year Ended December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$510.5	$544.5
Accounts receivable, net	435.0	399.5
Inventories, net	367.2	346.8
Other current assets	88.2	131.3
Total current assets	1,400.9	1,422.1
Property, net	988.8	955.3
Goodwill	1,757.6	1,659.7
Intangible assets, net	1,492.4	1,450.4
Operating lease assets, net	85.6	89.1
Deferred income tax assets	194.7	81.3
Other non-current assets	105.6	153.2
Total assets	$6,025.6	$5,811.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$0.5	$7.7
Accounts payable	410.0	417.4
Accrued expenses and other current liabilities	435.8	331.0
Total current liabilities	846.3	756.1
Non-current liabilities:
Long-term debt	1,922.6	2,059.3
Deferred income taxes	285.7	260.4
Other non-current liabilities	584.7	405.7
Total non-current liabilities	2,793.0	2,725.4

SHAREHOLDERS' EQUITY
Avient shareholders’ equity	2,374.2	2,313.8
Noncontrolling interest	12.1	15.8
Total equity	2,386.3	2,329.6
Total liabilities and equity	$6,025.6	$5,811.1

Attachment 5

Avient Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended December 31,
	2025	2024
Operating activities
Net income	$83.6	$170.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	185.9	179.7
Cloud-based enterprise resource planning system impairment	71.6	—
Deferred income tax benefit	(45.4)	(23.8)
Share-based compensation expense	9.1	15.4
Changes in assets and liabilities:
Increase in accounts receivable	(18.3)	(15.2)
Decrease (increase) in inventories	0.6	(13.7)
(Decrease) increase in accounts payable	(27.6)	0.3
Decrease in pension, retirement benefits and deferred compensation	(11.3)	(34.3)
Increase (decrease) in restructuring obligations	24.9	(24.8)
Decrease in environmental obligations	(4.8)	(11.2)
Decrease (increase) in environmental insurance receivable	34.0	(34.0)
(Decrease) increase in incentive accruals	(24.0)	31.0
Accrued expenses and other assets and liabilities, net	23.3	16.7
Net cash provided by operating activities	301.6	256.8

Investing activities
Capital expenditures	(106.6)	(121.9)
Proceeds from plant closures	12.9	3.4
Other investing activities	(3.3)	(2.1)
Net cash used by investing activities	(97.0)	(120.6)

Financing activities
Proceeds from long-term borrowings	—	650.0
Payments on long-term borrowings	(150.3)	(660.9)
Cash dividends paid	(98.8)	(94.0)
Payments on withholding tax on share awards	(4.1)	(6.4)
Debt financing costs	(3.9)	(9.6)
Net cash used by financing activities	(257.1)	(120.9)
Effect of exchange rate changes on cash	18.5	(16.6)
Decrease in cash and cash equivalents	(34.0)	(1.3)
Cash and cash equivalents at beginning of year	544.5	545.8
Cash and cash equivalents at end of year	$510.5	$544.5

Attachment 6
Avient Corporation
Business Segment Operations (Unaudited)
(In millions)

Operating income and earnings before interest, taxes, depreciation and amortization (EBITDA) at the segment level does not include: special items as defined in Attachment 3; corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; share-based compensation costs; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Sales:
Color, Additives and Inks	$466.0	$467.7	$2,034.2	$2,046.5
Specialty Engineered Materials	295.5	279.7	1,231.3	1,196.8
Corporate	(0.9)	(0.9)	(5.3)	(2.9)
Sales	$760.6	$746.5	$3,260.2	$3,240.4

Gross margin:
Color, Additives and Inks	$152.3	$152.6	$682.2	$681.1
Specialty Engineered Materials	94.2	84.2	376.8	374.9
Corporate	(16.9)	22.7	(43.4)	0.7
Gross margin	$229.6	$259.5	$1,015.6	$1,056.7

Selling and administrative expense:
Color, Additives and Inks	$93.7	$92.8	$380.9	$384.9
Specialty Engineered Materials	55.2	49.6	213.2	207.7
Corporate	41.1	31.5	218.0	134.8
Selling and administrative expense	$190.0	$173.9	$812.1	$727.4

Operating income:
Color, Additives and Inks	$58.6	$59.8	$301.3	$296.2
Specialty Engineered Materials	39.0	34.6	163.6	167.2
Corporate	(58.0)	(8.8)	(261.4)	(134.1)
Operating income	$39.6	$85.6	$203.5	$329.3

Depreciation and amortization:
Color, Additives and Inks	$22.5	$21.9	$89.2	$87.5
Specialty Engineered Materials	22.3	21.0	88.2	82.1
Corporate	2.3	2.5	8.5	10.1
Depreciation and amortization	$47.1	$45.4	$185.9	$179.7

Earnings before interest, taxes, depreciation and amortization (EBITDA):
Color, Additives and Inks	$81.1	$81.7	$390.5	$383.7
Specialty Engineered Materials	61.3	55.6	251.8	249.3
Corporate	(55.7)	(6.3)	(252.9)	(124.0)
Other income, net	7.7	3.2	6.8	1.1
EBITDA	$94.4	$134.2	$396.2	$510.1
Special items, before tax	24.3	(23.9)	152.2	20.1
Interest expense included in special items	—	—	(2.0)	(2.3)
Depreciation and amortization included in special items	(0.6)	(0.3)	(1.8)	(1.5)
Adjusted EBITDA	$118.1	$110.0	$544.6	$526.4

Attachment 7
Avient Corporation
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Senior management uses operating income before special items to assess performance and allocate resources because senior management believes that this measure is most useful in understanding current profitability levels and how it may serve as a basis for future performance. In addition, operating income before the effect of special items is a component of Avient's annual incentive plans and is used in debt covenant computations. Senior management believes this measure is useful to investors because it allows for comparison to Avient's performance in prior periods without the effect of items that, by their nature, tend to obscure Avient's operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. See Attachment 3 for a definition and summary of special items.

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation to Consolidated Statements of Income:	2025	2024	2025	2024

Sales	$760.6	$746.5	$3,260.2	$3,240.4

Gross margin - GAAP	229.6	259.5	1,015.6	1,056.7
Special items in gross margin (Attachment 3)	16.4	(23.3)	42.6	(0.7)
Adjusted gross margin	$246.0	$236.2	$1,058.2	$1,056.0

Adjusted gross margin as a percent of sales	32.3%	31.6%	32.5%	32.6%

Operating income - GAAP	39.6	85.6	203.5	329.3
Special items in operating income (Attachment 3)	33.4	(20.4)	159.3	21.4
Adjusted operating income	$73.0	$65.2	$362.8	$350.7

Adjusted operating income as a percent of sales	9.6%	8.7%	11.1%	10.8%

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation to EBITDA and Adjusted EBITDA:	2025	2024	2025	2024
Net income – GAAP	$17.2	$48.5	$83.6	$170.7
Income tax expense	7.3	14.8	28.1	54.1
Interest expense, net	22.8	25.5	98.6	105.6
Depreciation & amortization	47.1	45.4	185.9	179.7
EBITDA	$94.4	$134.2	$396.2	$510.1
Special items, before tax	24.3	(23.9)	152.2	20.1
Interest expense included in special items	—	—	(2.0)	(2.3)
Depreciation & amortization included in special items	(0.6)	(0.3)	(1.8)	(1.5)
Adjusted EBITDA	$118.1	$110.0	$544.6	$526.4

Adjusted EBITDA as a percent of sales	15.5%	14.7%	16.7%	16.2%

	Three Months Ended March 31, 2025
Reconciliation to Condensed Consolidated Statements of Income	$	EPS(1)

Net loss attributable to Avient common shareholders	$(20.2)	$(0.22)
Special items, after-tax	75.7	0.82
Amortization expense, after-tax	14.5	0.16
Adjusted net income / EPS	$70.0	$0.76
(1) Per share amounts may not recalculate from figures presented herein due to rounding